MANAGEMENT AND LICENSE AGREEMENT



                  THIS MANAGEMENT AND LICENSE AGREEMENT (the "Agreement") is made and entered into as of this 10th day of April, 1996, by and between PROFESSIONAL SPORTS CARE MANAGEMENT, INC. a Delaware corporation, with offices at 550 Mamaroneck Avenue, Harrison, New York 10528 ("Management") and BRETT RICHMAN PT, P.C., a New York professional corporation with offices at 5402 Avenue N, Brooklyn, New York 11234 ("P.C.").

                  WHEREAS, P.C. is in the business of providing physical therapy and other rehabilitative and therapeutic services to its patients and clients; and


                  WHEREAS, P.C. is interested in licensing the use of certain office space leased by Management; and

                  WHEREAS, Management is in the business of consulting in the start up of, managing and administering the non-professional operations of, and providing other nonprofessional services to business entities which provide physical therapy and other rehabilitative and therapeutic programs; and

                 NOW, THEREFORE, in consideration of the mutual covenants, promises, agreements, representations and warranties hereinafter contained, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

              1.  ENGAGEMENT OF MANAGER; TERM.

                  P.C. hereby engages Management as the sole and exclusive manager to manage in accordance with this Agreement the day-to-day non-professional operations of P.C. and to render such further non-professional services to, or for the benefit of P.C. as shall be hereinafter described in this Agreement. Management hereby accepts such engagement and

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agrees to exert and furnish customary levels of skill, judgment, effort and care in furthering the interests of P.C. in the management of the day-to-day non-professional operations of P.C. and in rendering such further non-professional services to, or for the benefit of P.C. as shall be hereinafter described in this Agreement, all in accordance with the terms and subject to the conditions of this Agreement. The term of this Agreement shall be for a period of one (1) year commencing on April 10, 1996 and shall automatically renew for additional one (1) year increments unless terminated in accordance with Paragraph 8 of this Agreement.

                  2. REPRESENTATIONS AND WARRANTIES.

                   2.1 Representations and Warranties of P.C.

                P.C. represents and warrants to Management that:

                  2.1.1 Due Organization; Good Standing; Power.

                  P.C. is a professional corporation duly organized, validly existing, and in good standing under the laws of the State of New York. P.C. has all requisite corporate power to enter into this Agreement and to perform its obligations hereunder.

                  2.1.2 Authorization and Validity of Document.

                  The execution, delivery and performance of this Agreement by P.C. has been duly and validly authorized by P.C. This Agreement has been duly executed and delivered by P.C. and is a legal, valid and binding obligation of P.C. fully enforceable against P.C. in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

                  2.2 Representations and Warranties of Management. Management represents and warrants to P.C. that:


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                  2.2.1  Due Organization;  Good standing;  Power.

                  Management is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is authorized to do business in the State of New York. Management has all requisite power to enter into this Agreement and to perform its obligations hereunder.

                  2.2.2   Authorization and Validity of Document.

                  The execution, delivery and performance of this Agreement by Management has been duly and validly authorized by Management. This Agreement has been duly executed and delivered by Management and is a legal, valid, and binding obligation of Management, fully enforceable against Management in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

                  3.       OPERATING ACCOUNTS.

                  Management shall establish, in P.C.'s name, one or more checking accounts at a national bank that shall at all times be fully insured by the Federal Deposit Insurance Corporation (the "Operating Accounts") and at least one of the aforementioned checking accounts shall be established at a bank with a branch in Brooklyn, New York. Those officers of P.C. and Management (the "Authorized Signatories") listed on Exhibit A attached hereto and incorporated by reference herein shall have authority to draw checks on the Operating Accounts. All moneys collected by Management arising out of or in connection with Management's performance under and pursuant to this Agreement shall be deposited by Management promptly in the Operating Accounts. All drafts drawn upon the Operating


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Accounts by the Authorized Signatories shall be signed in a representative capacity as the authorized representative of P.C.

                  4.       POWERS AND DUTIES OF MANAGEMENT.

                  Upon the terms and subject to the conditions of this Agreement and to any specific instruction given to Management by P.C. during the term of this Agreement, Management shall have exclusive authority and the obligation and duty to manage and administer the non-professional operations of P.C. Management's specific obligations and duties shall include, but not be limited to, the following:

                  4.1      Collection of Accounts.

                  Management shall train, supervise and regulate P.C.'s non-professional personnel, if any, with respect to computing the amount of, generating, and, in the name of P.C., issuing and mailing by first-class United States mail, billing statements (the "Bills") to all patients and/or clients of P.C. for whom P.C. has provided services. When and if appropriate, Management shall also assist in, subject to the control of P.C., the provision of Bills together with other required documentation to third-party payers for reimbursement for services provided to patients and/or clients. Management shall assist in, subject to the control of P.C., the collection of all monies owed to P.C. as evidenced by the Bills and all such moneys shall be deposited into the Operating Account not later than by the close of business on the day of receipt of such moneys. Subject to the control of P.C., Management shall exert all reasonable commercial efforts, in accordance with all applicable laws, statutes, ordinances, rules and regulations ("Laws") of all federal, state and local governments ("Governments") and all agencies, bureaus, commissions and other instrumentalities ("Governmental Agencies") of Governments having jurisdiction to collect all amounts owed to


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P.C. under the service contracts; provided, however, that when Management shall reasonably determine that legal assistance or action shall be required for such collection (or for any other matter related to Management's duties hereunder), such assistance or action shall be taken, as the case may be, through counsel selected by Management and approved by P.C. The legal expenses incurred as a result of any such assistance or action shall be paid by P.C.

                  4.2 Payment of Expenses.

                  The costs and expenses that shall be paid by P.C. hereunder shall include compensation of all physical therapists and physical therapy assistants employed by P.C. at fair market value which compensation shall include salaries, wages, fringe benefits, worker's compensation insurance, health insurance, social security and unemployment taxes. It is understood that all out-of-pocket expenses of Management in connection with this management agreement shall be paid by P.C. pursuant to Paragraph d of Schedule B of this Agreement.

                  4.3 Financial Records.

                  Subject to P.C.'s control, Management shall supervise the maintenance on a current basis of true, correct and complete books and records of all monies received and disbursed from the services provided by P.C., and all matters relating thereto, and all such records shall be available for inspection by P.C. and P.C.'s representatives at all reasonable times. Management shall prepare and deliver the following to P.C. at the following times:

                  Annual Report. An annual written report (the "Annual Report"), showing the revenues and expenses for the immediately preceding calendar year, on an accrual basis. The Annual Report shall report revenues and expenses on an annual basis and on a calendar quarterly basis, including year-to-date results and shall compare such amounts with the amounts incurred for the same periods during the calendar year immediately


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preceding the calendar year with respect to which the Annual Report was prepared and submitted. Management shall coordinate the preparation of all P.C. tax returns and respond to all audits of P.C. and its business. Any expenses incurred for independent certified public accountants in connection with the preparation or auditing of annual financial statements and tax returns of P.C. shall be paid either directly by P.C. or by Management from P.C.'s funds within the Operating Accounts.

                  4.4 Operation and Regulatory Reports.

                  Management shall deliver to P.C. a monthly report which lists all patients of P.C., utilization of services provided by P.C. and contains such other and further information as P.C. may reasonably request. Management shall timely assist P.C. in the preparation of all written reports and information that shall be lawfully required by any Government or Governmental Agency having jurisdiction over P.C., P.C.'s properties, assets or business (or any business of Management which relates to Management's management of P.C.). P.C. shall review and approve all such required reports and/or information before any dissemination of the same.

                  4.5 Processing Disputes.

                  Management shall assist P.C. in administration and processing of all disputes, grievances and complaints between P.C. and all third parties, subject at all times to the review and final approval of P.C.

                  4.6 Budget.

                  Management shall prepare a written annual budget (the "Budget") for P.C. which sets forth major operating objectives, anticipated revenue, expenses, cash flow and capital expenditures. Management shall deliver a copy of the Budget to P.C. for acceptance,


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rejection or modification, within thirty (30) days prior to the commencement of each of P.C.'s calendar years. The Budget shall delineate all management and administrative costs and expenses.

                  4.7 Insurance.

                  Management shall procure on behalf of (and with the prior written approval of) P.C., insurance of such kinds, in such amounts, with such companies and on such terms and conditions as P.C. shall determine in the exercise of its reasonable judgment. All such policies shall name Management and P.C. as coinsureds, as their respective interests may appear.

                  4.8 Government Regulations; Licenses.

                  To the extent known, and material to the operation of P.C.'s business, Management shall promptly notify P.C. of any material changes which may occur in, relevant Laws of any Government or Governmental Agency having jurisdiction over P.C., its properties, assets, agents or business. The foregoing shall not in any way limit P.C.'s continuing professional and legal responsibility to comply with, and be aware of, all licensing, regulatory, professional or other requirements applicable to individuals licensed to provide physical therapy service.

                  4.9 Confidentiality of Records.

                  Subject to review and approval of P.C., Management shall adopt procedures that shall assure maximum confidentiality to the records of P.C. and shall comply with the applicable laws of all Governments and Governmental Agencies relating to the records of P.C. Information, documents and data on patient medical records may not be disclosed to any person or entity without the consent of a patient except for use reasonably


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connected with the administration of this Agreement or when required or permitted by applicable law and in any case, only with the consent of P.C.

                  4.10 Location of Operations.

                  Management shall perform its management and administrative services for P.C. at and from offices of P.C. and Management.

                  4.11 Contracts with Patients.

                  P.C. shall have ultimate responsibility for reaching agreement with patients regarding the terms of treatment and all aspects of the professional rendering of such treatment.

                  4.12 Contract Compliance.

                  Management shall, for and on behalf of P.C., assist in the compliance with the provisions of all contracts and other agreements to which P.C. is or becomes a party during the term of this Agreement. P.C. shall at all times retain responsibility and control over the delivery of professional services to patients.

                  4.13 Access; Financial Reports.

                  Management shall at all times during normal business hours provide P.C. with access to all Management facilities applicable to professional services provided by P.C. and to the books and records of P.C. Management shall respond promptly to all reasonable requests by P.C. for information, documents or data.

                  4.14 Marketing.

                  Management shall advertise, promote and market P.C. in accordance with Section 6 of this Agreement.


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                  4.15 Upon the termination or expiration of the term of this
Agreement, Management shall deliver to P.C. all books, records, insurance policies, contracts, funds, invoices, receipts, and all other records, information, data, instruments and documents in Management's possession solely relating to professional services provided by P.C. Within 29 days after such expiration or termination Management shall render a final accounting and statement to P.C.

             5.   EMPLOYEES AND INDEPENDENT CONTRACTORS.

                  All non-professionally licensed persons, other than those specified in Paragraph 4.2, if any, employed or retained as agents, employees, servants or independent contractors in connection with the management of P.C. (collectively, the "Management Employees") shall be employees of or independent contractors engaged by Management.

             6.   LICENSING, MARKETING AND PROMOTION.

                  Management hereby grants to P.C. the right and license to use the office space leased by Management at the locations listed in Schedule A hereto in connection with the operation of P.C.'s business at such locations (the "Facilities"), and the right and license to operate its business at the Facilities. In connection therewith, P.C. agrees to pay the fixed rental amounts set forth in paragraphs (a) and (b) of Schedule B hereto. The failure of P.C. to pay such fixed rental amounts in accordance with this Agreement shall be deemed a default hereunder pursuant to the provisions of Paragraph 10.1 hereof. Management hereby further grants to P.C. the right and license to use the name "Professional Sports Care" in connection with the Facilities and with the operation of P.C.'s business therein. P.C. agrees to maintain the highest professional standards of quality in providing physical therapy services. The term of the license granted herein shall be co-


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extensive with the term of this Agreement. Nothing herein shall give P.C. any right, title or interest in the licensed name or Facilities except the right to use the license name and Facilities in accordance with the terms of this Agreement.

                  Subject to all times to the direction, review and final approval of P.C., Management shall exert reasonable commercial efforts to seek new business for P.C. and to advertise, promote and market or cause to be advertised, promoted and marketed, P.C.'s services through any and all media determined to be beneficial to P.C.'s business and consistent with the applicable laws and regulations governing P.C.'s professional practice (the "Promotion Campaign"). The Promotion Campaign may include, but shall not necessarily be limited to, advertisements in magazines, newspapers and other publications, mailings, seminars and telemarketing. Management shall consult with P.C. in connection with the Promotion Campaign prior to implementing each part thereof.

                  P.C. shall not use any of the following words, or words similar thereto, to describe, advertise or promote any professional or other service rendered by P.C. therein: "Facility," "Institution," "Clinic" or "Center" or any other words that could cause the appropriate regulatory bodies to deem P.C. to be operating a health care facility subject to state facility licensing statutes.

             7.   COMPENSATION OF MANAGEMENT.

                  Management shall be compensated for the goods, services and facilities provided hereunder according to Schedule B attached hereto.

                  To the extent that P.C. shall not generate adequate revenues to timely compensate Management as provided hereinabove, Management may, in its discretion, advance amounts required to meet P.C.'s ongoing operating expenses for P.C.'s benefit. Such


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advances shall be evidenced by a demand Note(s) in the form attached hereto as
Exhibit B, and secured by the Collateral described in the Security Agreement attached hereto as Exhibit C.

             8.   TERMINATION.

                  Management or P.C. may terminate this Agreement, with or without cause, upon ninety (90) days' prior notice to the other party.

             9.   INDEMNIFICATION.

                  P.C. shall indemnify and hold harmless Management from and against any and all damages, liabilities, actions, suits, proceedings, claims, threats, demands, losses, costs and expenses (including attorney's and expert's fees) arising out of or in connection with: (a) the negligent or intentionally wrongful acts or omissions of P.C., its agents, servants, employees and independent contractors whether or not in connection with the services to be exclusively provided by P.C. under this Agreement; and (b) any breach of or default of P.C. under any covenant, promise, agreement, representation or warranty set forth in this Agreement.

                  Management shall indemnify and hold harmless P.C. from and against any and all damages, liabilities, actions, suits, proceedings, claims, threats, demands, losses, costs and expenses (including attorney's and expert's fees) arising out of or in connection with: (a) the negligent or intentionally wrongful acts or omissions of Management, its agents, servants, employees and independent contractors in connection with the services to be provided by Management under this Agreement; and (b) any breach of or default by Management under any covenant, promise, agreement, representation or warranty set forth in this Agreement.


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             10.   EVENTS OF DEFAULT.

                  The following shall constitute events of default under this
Agreement:

                  10.1 Failure to Perform.

                  The breach by either Management or P.C. of any covenants, promises, agreements, representations and warranties provided by this Agreement, and the failure of Management or P.C., as the case may be, to cure any such breach within ten days following receipt of written notice thereof from the other party, provided that there shall be no more than three opportunities to cure a breach within any consecutive 12-month period during the term of this Agreement.

                  10.2 Insolvency Proceedings.

                  The filing by either P.C. or Management of a petition commencing a voluntary case under the federal bankruptcy law; a general assignment by either P.C. or Management for the benefit of creditors; an admission in writing by either P.C. or Management of its inability to pay its debts as they become due; the filing by either P.C. or Management of any petition or answer in any proceeding seeking for itself, or consenting to, or acquiescing in, any insolvency, receivership, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or the filing by either P.C. or Management of an answer or other pleading admitting or failing to deny, or to contest, the material allegations of the petition filed against it in any such proceeding; the seeking or consenting to, or acquiescence by either P.C. or Management in the appointment of any trustee, receiver, or liquidator of it, or any part of its property; and the commencement against either P.C. or Management, of an involuntary case under the Bankruptcy Code, or a proceeding under any receivership, composition, readjustment, liquidation, insolvency,


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dissolution or like law or statute, which case or proceeding is not dismissed or vacated within 60 days.

                  Upon any such default, this Agreement shall terminate and the defaulting party shall thereafter be liable and responsible to the non-defaulting party for all damages sustained or incurred by reason of such default and for all other relief and remedies available to the non-defaulting party by reason of such default.

             11.   RELATIONSHIP OF THE PARTIES.

                  The parties hereto agree that in performing its duties hereunder, Management shall be acting as an independent contractor. Nothing contained in this Agreement shall constitute P.C. and Management as partners, joint venturers, or either agents, servants or employees of one another, any such intent being hereby expressly disclaimed.

             12.   NOTICES.

                  All notices, requests, demands, consents and other communication, which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either by
(a) personal delivery against a receipted copy; or (b) by certified or registered United States mail, return receipt requested, postage prepaid, to the following address:


                  12.1 If to Management:

                    Professional Sports Care Management, Inc.
                    550 Mamaroneck Avenue
                    Harrison, New York  10528
                    Attention: Mr. Russell F. Warren, Jr.

                    with copy to:



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                           Andrew W. Bank, Esq.
                           Gould & Wilkie
                           One Chase Manhattan Plaza
                           New York, New York  10005

                  13.2     If to P.C.:

                           Brett Richman PT, P.C.
                           5402 Avenue N
                           Brooklyn, New York 11234
                           Attention:  Brett Richman, PT

                           with a copy to:

                           Steven Chudnow, Esq.
                           Schulte Roth & Zabel
                           900 Third Avenue
                           New York, New York 10022

or to such other address of which Notice in accordance with this Section shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section and shall be deemed received when given in such manner.

                  13.      SPECIFIC PERFORMANCE.

                  The parties hereto recognize that all parties' remedies at law for damages in the event of breach of this Agreement may be inadequate. Accordingly, it is the intention of the parties that the obligations and duties of the parties hereunder shall be enforceable in a court of appropriate jurisdiction by specific performance.

                  14.      ENTIRE AGREEMENT; MODIFICATION.

                  This Agreement represents the full, entire and integrated agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings. This Agreement may not be modified, amended, waived,


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discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

             15.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                  All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement shall survive the execution and delivery of this Agreement.

             16.  ASSIGNABILITY.

                  This Agreement shall not be assignable by P.C. without the prior written consent of Management.

             17.   BINDING EFFECT; BENEFIT.

                  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights, remedies, obligations or liabilities.

             18. GENERAL.

                  18.1 Headings.

                  The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretations of this Agreement.

                  18.2 Governing Law.

                  This Agreement shall be construed and performed in accordance with, and governed by, the laws of the State of New York.

                  18.3 Invalidity of Sections.


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                  If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall not be affected, but shall continue in full force and effect.

                  18.4 Use of Genders.

                  Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

                  18.5 Counterparts.

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, sealed and delivered in their respective names on the date first above written.

ATTEST:                                     BRETT RICHMAN PT, P.C.




By______________________                 By_____________________________
  Secretary                                President


ATTEST:                                  PROFESSIONAL SPORTS CARE
                                         MANAGEMENT, INC.




By_______________________                By______________________________
  PATRICK J. WACK, JR                      RUSSELL F. WARREN, JR.
  Secretary                                President








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                                    EXHIBIT A

                             AUTHORIZED SIGNATORIES






                             Russell F. Warren, Jr.
                              Patrick J. Wack, Jr.
                                Brett Richman, PT








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                                   SCHEDULE A

                   LIST OF FACILITIES PURSUANT TO PARAGRAPH 6
                     OF THE MANAGEMENT AND LICENSE AGREEMENT

1.     Location:  5402 Avenue N
                  Brooklyn, New York

2.     Location:  1390 Pennsylvania Avenue
                  Brooklyn, New York




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                                   SCHEDULE B

                     SCHEDULE OF COMPENSATION DUE MANAGEMENT
                        UNDER SECTION 7 OF THE MANAGEMENT
                       AND LICENSE AGREEMENT ("AGREEMENT")

                  a) Fixed Rental of Facilities space and leasehold improvements, pursuant to Paragraph 6 of the Agreement in the amount of $168,000.00 per year.

                  b) Fixed Rental of furniture, fixtures and equipment provided to the Facilities in the amount of $50,000.00 per year.

                  c) A Management Fee of $375,000.00 per year, payable in equal monthly installments of $31,250.00 per month on the first day of each and every month of the Agreement and subject to renegotiation by either party thereto on each yearly anniversary of the Agreement. Such Management Fee is intended to compensate Management for its unallocated overhead and profit based upon the parties' estimated volume of 52,000 patient treatments per year by P.C. To the extent that P.C.'s annual treatment volume exceeds such amount, Management shall be entitled to an additional unallocated overhead and profit compensation of $20.00 for each excess patient treatment. This additional compensation to Management shall be due and owing without regard to revenue and profits.

                  d) Monthly reimbursement of all Management's direct costs (i.e., payroll, supplies, travel, etc.) allocated to P.C. in the absolute discretion of Management.

                  e) Monthly reimbursement of all of Management's direct costs for marketing and advertising under the Agreement as allocated to P.C. in the absolute discretion of Management, with a ten (10%) percent markup for overhead and administration and a fifteen (15%) percent markup for profit on such costs.



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                  f) A monthly License Fee of $4,200.00 for the license of the name granted to P.C. in Paragraph 6 of the Agreement.